UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
          -------------------------------------------------------------
                                   Schedule TO
                                (Amendment No. 2)
          -------------------------------------------------------------

             TENDER OFFER STATEMENT UNDER RULE 14(d)(1) or 13(e)(1)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         FAIRMONT HOTELS & RESORTS INC.

                       (Name of Subject Company (Issuer))
          -------------------------------------------------------------
                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                                ICAHN OFFSHORE LP
                               CCI OFFSHORE CORP.
                                ICAHN ONSHORE LP
                                CCI ONSHORE CORP.
                                  CARL C. ICAHN

                       (Name of Filing Person (Offerors))
          ------------------------------------------------------------
                                  Common Shares

                         (Title of Class of Securities)
          ------------------------------------------------------------
                                    305204109

                      (CUSIP Number of Class of Securities)
          -------------------------------------------------------------

                            Keith L. Schaitkin, Esq.
                            Associate General Counsel
                 Icahn Associates Corp. and Affiliated Companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4329

 (Name, address (including zip code) and telephone number (including area code)
                       of person(s) authorized to receive
             notices and communications on behalf of filing person)
          -------------------------------------------------------------

                            CALCULATION OF FILING FEE

Transaction Valuation(1)                                 Amount of Filing Fee(2)
US$1,185,936,000                                         US$126,895.15
-----------------------------------------
(1) Estimated solely for the purpose of calculating the fee in accordance with the Rule 0-11 of the Securities Exchange Act of 1934.

(2) The amount of the fee is based upon the product of 29,648,400 Fairmont common shares and a price of US$40.00 per share.

|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: US$126,895.15    Form or Registration No.: Schedule TO-T

Filing Party: Icahn Partners LP, Icahn             Date Filed:  December 9, 2005
Partners Master Fund LP, Icahn Offshore
LP, CCI Offshore Corp., Icahn Onshore LP,
CCI Onshore Corp. and Carl C. Icahn

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

 |X| third-party tender offer subject to Rule 14d-1.

 |_| issuer tender offer subject to Rule 13e-4.

 |_| going-private transaction subject to Rule 13e-3

 |X| amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|


                      COMBINED SCHEDULE TO AND SCHEDULE 13D

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      3,985,534

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      3,985,534

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,985,534

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.53%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      3,985,534

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      3,985,534

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,985,534

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.53%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      CCI Offshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      3,985,534

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      3,985,534

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,985,534

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.53%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      3,137,066

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      3,137,066

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,137,066

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.35%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
     Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      3,137,066

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      3,137,066

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,137,066

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.35%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      CCI Onshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      3,137,066

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      3,137,066

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,137,066

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.35%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No. 3052041091

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      7,122,600

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      7,122,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,122,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.88%

14 TYPE OF REPORTING PERSON*
      IN

     This Amendment No. 2 (this "Amendment") to Schedule TO is being filed on behalf of Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Offshore LP, a limited partnership governed by the laws of Delaware, CCI Offshore Corp., a corporation governed by the laws of Delaware, Icahn Onshore LP, a limited partnership governed by the laws of Delaware, CCI Onshore Corp., a corporation governed by the laws of Delaware, and Carl C. Icahn (collectively the "Offeror") and amends and supplements the Schedule TO filed by the Offeror with the U.S. Securities and Exchange Commission on December 9, 2005 and amended on December 27, 2005 by Amendment No. 1 (as amended, the "Schedule TO") relating to the offer by the Offeror to purchase (i) up to 29,648,400 common shares (the "Fairmont Shares") of Fairmont Hotels & Resorts Inc. ("Fairmont"); and (ii) the associated rights (the "Rights") issued under the Fairmont Rights Plan (together with the Fairmont Shares, the "Shares"), at a price of US$40.00 per Share. The offer by the Offeror is only to purchase the Shares and is not made for any options, warrants or other rights to acquire Shares (other than the Rights).

     The offer is subject to the terms and conditions set forth in the Offer to Purchase and Circular dated December 9, 2005 (the "Offer and Circular"). The Offer and Circular and the related Letter of Acceptance and Transmittal (the "Letter of Transmittal") and Notice of Guaranteed Delivery, copies of which were previously filed with the Schedule TO as Exhibits (a)(1)(i), (a)(1)(ii) and
(a)(1)(iii) thereto, constitute the "Offer".

     As permitted by General Instruction F to Schedule TO, the information set forth in Exhibit (a)(5)(iii) to this Amendment and the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all appendices, schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to Items 1 through 11 of the Schedule TO, as amended and supplemented by this Amendment. You should read this Amendment together with the Schedule TO.

     As permitted by General Instruction G to Schedule TO, this Amendment is also an amendment to the joint statement on Schedule 13D filed on October 28, 2005 by the Offeror, as amended by the Offeror's Schedule TO-C filed on December 2, 2005 and the Schedule TO.

Items 1 through 11

     Items 1 through 11 of the Schedule TO are hereby amended and supplemented by adding thereto the following:

     On January 31, 2006, the Offeror announced that it would allow the Offer to expire. A copy of the press release issued by the Offeror in connection therewith is filed herewith as Exhibit (a)(5)(iii) and incorporated herein by reference.

Item 12.  Exhibits

     Items 12 of the Schedule TO is hereby amended and supplemented by adding thereto the following exhibit:

Exhibit        Description
--------------------------------------------------------------------------------
(a)(5)(iii)    Press Release, dated January 31, 2006, announcing expiration of the Offer. (filed herewith)

Item 13.  Information Required by Schedule 13E-3

     Not applicable.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2006


                                ICAHN PARTNERS LP, by its General Partner, Icahn Onshore LP, by its General Partner, CCI Onshore
                                 Corp.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                ICAHN PARTNERS MASTER FUND LP, by its General Partner, Icahn Offshore LP, by its General Partner, CCI Offshore Corp.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                ICAHN ONSHORE LP, by its General Partner, CCI Onshore Corp.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                ICAHN OFFSHORE LP, by its General Partner, CCI Offshore Corp.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                CCI ONSHORE CORP.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                CCI OFFSHORE CORP.

                                By:  /s/ Keith Meister
                                     ----------------------
                                     Name:   Keith Meister
                                     Title:  President and Secretary


                                /s/ Carl. C. Icahn
                                ------------------
                                Carl. C. Icahn



            [Signature page to Amendment No. 2 to Schedule TO filed with the SEC in connection with the Fairmont Tender Offer]

                                  EXHIBIT INDEX

Exhibit       Description
------------  ------------------------------------------------------------------
(a)(1)(i)     Offer to Purchase and Circular, dated December 9, 2005.
              (previously filed)

(a)(1)(ii)    Letter of Acceptance and Transmittal. (previously filed)

(a)(1)(iii)   Notice of Guaranteed Delivery. (previously filed)

(a)(1)(iv) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (previously filed)

(a)(1)(v)     Letter to Clients. (previously filed)

(a)(5)(i) Summary Advertisement of the Offerors dated December 9, 2005. (previously filed)

(a)(5)(ii) Letter, dated December 27, 2005, from Icahn Management LP to the Board of Directors of Fairmont. (previously filed)

(a)(5)(iii) Press Release, dated January 31, 2006, announcing expiration of the Offer. (filed herewith)

(h)(1)(i) Opinion of Osler, Hoskin & Harcourt LLP regarding Canadian Federal Income Tax considerations dated December 9, 2005.
              (previously filed)

(h)(1)(ii) Opinion of Osler, Hoskin & Harcourt LLP regarding United States Federal Income Tax considerations dated December 9, 2005. (previously filed)